CASEY’S GENERAL STORES, INC. S-8

Exhibit 23.1

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated June 23, 2025, with respect to the consolidated financial statements of Casey's General Stores, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Minneapolis, Minnesota

September 4, 2025